UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
CURRENT REPORT Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 28, 2013 (March 22, 2013)

EMPEIRIA ACQUISITION CORP. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-54417 (Commission File Number)	27-5079295 (IRS Employer Identification No.)

142 W. 57th Street, 12th Floor New York, New York (Address of principal executive offices)	10019 (Zip Code)

Registrant’s telephone number, including area code: (212) 887-1150

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 22, 2013, Empeiria Acquisition Corp. (the “Company”), through its subsidiaries Integrated Drilling Equipment LLC and IDE Perforación México, S. de R.L. de C.V., entered into four substantially identical purchase agreements for modular drilling units with Integrated Trade Systems, Inc. (“ITS”), an agent for PEMEX–Exploración y Producción.

Each purchase agreement is for the design, construction, delivery and installation of one modular drilling unit. Each purchase agreement requires the Company to use goods and services sourced from Mexico for at least 20% of the work performed pursuant to the purchase agreements. The Company will be required to pay liquidated damages if it does not meet this requirement. The purchase agreements also give ITS the right to appoint a project manager to inspect and monitor the design, construction, delivery and installation of the modular drilling units. Each purchase agreement also contains customary representations, warranties and covenants.

As consideration, ITS will pay the Company approximately $354 million for the four modular drilling units. The Company is required to deliver the first modular drilling unit in August of 2014 with the remaining three modular drilling units to be delivered before the end of 2014.

Pursuant to each purchase agreement, the Company must deliver to ITS within 20 business days of signing the purchase agreement: (1) a stand-by letter of credit for 12% of the purchase price; and (2) a bond for 20% of the purchase price. ITS will then have 10 business days from delivery of the required letter of credit and bond to pay the Company a cash deposit equal to 20% of the purchase price for each modular drilling unit. Upon the issuance of an acceptance certificate by ITS after installation and the Company posting a warranty bond equal to 5% of the purchase price, ITS must pay the Company the remaining 80% of the purchase price within 10 business days. Title and ownership of the modular drilling units will pass upon issuance of an acceptance certificate and full payment of the contract price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2013	Empeiria Acquisition Corp.

	By:	/s/ N. Michael Dion
Name: N. Michael Dion Title: Chief Financial Officer